Exhibit 10.5(b)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FIRST AMENDMENT TO MASTER AGREEMENT FOR

PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES

WHEREAS, Patheon Inc. (“Patheon”) and Relypsa, Inc. (“Relypsa”) have entered into that certain master agreement for pharmaceutical development and manufacturing services dated as of January 17, 2011 (the “Master Agreement”);

AND WHEREAS, Patheon and Relypsa desire to amend the Master Agreement to provide for clinical packaging services to be performed by Patheon under the Master Agreement;

NOW THEREFORE, the Master Agreement is hereby amended as follows:

1.	Section 2 of the Master Agreement amended by the addition of the following:

“Patheon may agree from time to time to perform, for Client, the clinical packaging and distribution services (“Clinical Services”) described in a written project proposal duly completed and executed by Patheon and Client substantially in the form attached hereto as Schedule B (each a “Project Proposal”).”

2.	A new Schedule C shall be added to the Master Agreement as attached as Appendix 1 hereto;

3.	Section 4 of the Master Agreement is amended by the addition of the following:

“In addition to the terms and conditions attached hereto as Schedule A, the terms and conditions attached hereto as Schedule C will apply to each Project Proposal for Clinical Services, and are incorporated into this Agreement.”

4.	In case of conflict between Schedule A and Schedule C, Schedule C shall take precedence with respect to Clinical Services.

5.	This first amendment to the Master Agreement shall be effective as of February 25, 2011 (the “Amendment Effective Date”) and shall apply to any Clinical Services performed by Patheon as of the Amendment Effective Date, including any Services commenced pursuant to purchase orders made on or after the Amendment Effective Date.

PATHEON INC.	RELYPSA, INC.

/s/ Rita Terzian	/s/ Ronald A. Krasnow
Name: Rita Terzian Title: Sr. Director, PDS TRO	Name: Ronald A. Krasnow Title: Sr. Vice President General Counsel

APPENDIX 1

SCHEDULE C

STANDARD TERMS AND CONDITIONS FOR CLINICAL PACKAGING

AND DISTRIBUTION SERVICES

1.	Supply of Product and Materials:

(a)	For the purpose of clinical packaging and distribution services (“Clinical Services”), the term “Product” shall additionally include any comparator product used in performing the Services under a Project Proposal. All other Products shall comply with Schedule A and the applicable Project Proposal.

(b)	Client shall, at its expense, supply Patheon with sufficient quantities of Product for Patheon’s use in performing the Clinical Services. Client shall ensure that all Product provided to Patheon is GMP compliant. If Patheon is providing Product to Relypsa under a Project Proposal, and Patheon is performing Clinical Services under this Schedule C with respect to such Product, this Schedule C does not excuse Patheon from complying with such Project Proposal, Schedule A or the Contract, in any respect.

(c)	Client may provide other materials as agreed upon between the parties and outlined in Part C of this Contract.

(d)	Client shall also provide to Patheon all appropriate specifications, instructions, label text and/or copy and any other documentation required for Patheon’s use in performing the Clinical Services.

(e)	Any materials not provided by Client (including but not limited to packaging components) necessary for Patheon to perform the Clinical Services may be purchased by Patheon and charged to Client at [***].

(f)	If Patheon is required to buy any commercially available approved drug product in order to complete the Clinical Services, Client acknowledges that the purchases will be made by Patheon on behalf of the Client and that [***] and once any agreed upon prepayment has been received.

2.	Intellectual Property:

All Intellectual Property shall be handled and allocated in accord with Schedule A, provided however that the first sentence of Section 5(d) will be amended to include “packaging processes” after the phrase “manufacturing processes” for Project Proposals for Clinical Services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	Limitation of Liability:

In addition to the terms of Schedule A, if Patheon fails to materially perform any part of the Clinical Services then at Client’s option, Client may request Patheon to:

•	[***]

•	[***].

4.	Clinical Trials:

(a)	Client represents and covenants, with respect to any clinical trials using a Product, that each such trial will be conducted in compliance with all applicable local, state, Federal and international laws, treaties, rules, regulations, guidelines and codes of practice relating to such trial, including in particular those pertaining to (i) the rights of subjects participating in clinical trials (including without limitation rules governing use of consent forms), (ii) compensation for research-related injury and (iii) privacy of medical records and other personally identifiable information (“Data Protection requirements”).

(b)	In addition to Schedule A, Client will indemnify and hold Patheon Indemnitees harmless against any claim, suit, proceeding or other action arising out of or relating to (A) a claim that a trial using a Product was not conducted in compliance with any local, Federal or international laws, treaties, rules, regulations, guidelines or codes of practice relating to such trial or (B) any accident, adverse event, illness, disability, death or other medical-related problem in any way arising out of or relating to, or alleged to arise out of or related to any clinical trial of medical procedures, drugs or devices including Product (an “Investigational Product”).

(c)	Client shall ensure that it has the appropriate insurance coverage for all individuals who have been enrolled into any clinical trial study conducted. Upon request Client shall provide certification of insurance evidencing such coverage and showing the expiration date of such policy.

5.	Regulatory Filings:

Client shall have the sole responsibility for ensuring that all appropriate approvals have been filed with any country or site investigational review board and/or authorities, for any clinical trials.

6.	Shipping:

If Client requests shipment to any regulatory or investigational site, shipments shall be done on behalf of the Client and Client shall be responsible for ensuring that all appropriate site approvals are in place prior to Patheon shipping the Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.